ADDENDUM
TO
RECEIVABLES PURCHASE AGREEMENT
(Purchase Order and/or Over Advance Facility)
This Addendum to the Receivables Purchase Agreement dated December 7, 2015 (RP’), is made this day of December, 2015 by and between Marble Bridge Funding Group, Inc. (“MBFG”) and Wave Systems, Corp. (“Seller”) and forms a part of the RPA. All capitalized terms used in this Addendum and not otherwise defined in this Addendum shall have the meanings given them in the RPA.
NOW THEREFORE, in consideration of the mutual promises herein contained, the Parties hereby agree as follows:
1.Advances. Seller agrees that all present and future amounts advanced by MBFG under this Addendum or under the RPA shall constitute indebtedness of Seller to MBFG, shall bear fees as outlined below and any other such fees or charges as provided in this Addendum and the RPA, and shall be due and payable from Seller to MBFG upon demand. All amounts due or to become due shall constitute obligations secured by any and all collateral security now or hereafter granted by Seller to MBFG.
2.    Terms. The $3,000,000 combined financing facility available to Seller by MBFG shall be comprised of (i) the amounts financed through purchases of qualified accounts receivable as described in the RPA, as amended herein and (ii) the purchase order facility described below (the “PO Facility”). The combined financing facility will be limited to a maximum borrowing of $500,000 until an investment bank, approved by MBFG has been retained by Seller to pursue a sale or other strategic alternatives (l-Bank Milestone”)(it being understood that GrowthPoint Partners is an acceptable investment bank for this purpose) if Seller does not satisfy I-Bank Milestone within 14 days of initial funding by MBFG, Seller will trigger an event of default and will be subject to Default Fees outlined below in Section 9. If Seller does not receive an offer to license or purchase one or more patents owned by the Seller or any of its subsidiaries (IP Sale Milestone”) within 60 days of initial funding by MBFG, Seller will trigger an event of default and will be subject to Default Fees outlined below in Section 9. Additionally, if Seller is in default under the IP Sale Milestone, the combined financing facility will be limited to qualified accounts receivable only. The PO Facility is limited to $750,000. The term of the PO Facility is 9 months.
3.    PO Facility. On or after December 7, 2015, and subject to and in accordance with this Addendum, its terms, conditions and covenants, MBFG may, in its sole discretion, advance up to 70% of the face value of Seller’s qualified purchase orders (“Purchase Order Advance”). Approval on Purchase Order Advances will be dependent on compliance with the I-Bank Milestone and the IP Sale Milestone in addition to at MBEG’s sole discretion. The face value of these purchase orders shall he considered the “Face Amount”. These purchase orders shall be from Eligible Obligors for work to be performed by Seller for which Obligor will pay Seller according to the terms listed in the purchase order (“Purchase Order”). Seller warrants, agrees and covenants that ( I) the proceeds from these Purchase Order Advances by MBFG shall be used to pay vendors and/or suppliers that will lead directly to the conversion of such Purchase Order into an account receivable due and payable by Obligor and (2) that each Purchase Order, within 45 days from MBFG’s advance, will be converted or paid by one of the following (such selection to he made by MBFG): (a) conversion into an accounts receivable advance, (b) payment out of Seller’s Specific Reserve, or (c) a cash payment by Seller to MBFG. Seller shall pay 1.65% of the Face Amount of the Purchase Order for each 15-day period until the Purchase Order Advance and all fees are paid in full. Seller irrevocably authorizes MBFG, and MBFG reserves the right to pay these amounts from the Seller’s Specific Reserve Account,
4.    Facility Monitoring Fee. Seller shall pay a $850 per month facility monitoring fee. Seller irrevocably authorizes MBFG, and MBFG reserves the right, to pay these amounts from Seller’s Specific Reserve Account.
5.    IP Sale/Lien Release Fee. If Seller completes any sale or license of one or more patents, jilter the date of this Agreement with gross proceeds greater than $500,000, Seller may either payoff the combined financing facility or pay MBFG a Lien Release Fee of 7.5% of gross proceeds on the sale.
6.    Due Diligence / Legal/ Document Fee. Seller shall pay MBFG $7,000 by November 27 based upon MBFG now being complete with Due Diligence, Seller has been approved and for legal fees associated with due diligence. In addition, pursuant to the RPM,., Seller shall reimburse MBFG, on demand, for MBFG’s additional reasonable legal expenses incurred in connection with the preparation and negotiation of the RPA, this Addendum and all other contracts, instruments and documents, including without limitation, warrants and security or pledge agreements, plus the costs and expenses incurred by MBFG in connection with perfecting its Liens against the Collateral, and confirming the priority of such Liens.
7.    Warrant. As additional consideration for entering into this Addendum, Seller shall issue to MBFG, and execute and deliver concurrent with the execution of this Addendum a warrant in the form attached hereto as Exhibit “A” (the “Warrant”).
8.    Success Fee. During the term of the Warrant, NIKO may, in its sole discretion, exchange the Warrant for a success fee as further described in Section 3 of the Warrant (the -Success Fee”). MBFG and Seller hereby acknowledge and agree that Seller’s obligation to pay the Success Fee survives the termination of the Agreement and UCC1 termination, however the Success Fee if unpaid or the Warrant remains outstanding. Seller authorizes MBFG to refile a subordinated CCC-1 with the Collateral as security for the obligation and MBFG agrees to subordinate to a future senior secured lender.
9.    Default Fee. If there is an Event of Default as described in Section 13 below, pricing on the combined financing facility will increase by 1.0% per 30 days until cured. If there is an Event of Default on either the 1-Bank Milestone or the 11’ Sale Milestone, MBFG will be paid $100,000 and an additional $50,000 each 30 days until cured,:
10.    Interpretation. In the event of any inconsistency between the terms of this Addendum and the terms of any other instrument, document or agreement entered into by and between Seller and MBFG, the terms most favorable to MBFG shall control.
11.    Representation, Warranty and Covenant. Seller, and its officers and directors in their respective capacity as Chief Executive Officer and Chief Financial Officer, represent, warrant and covenant to MUG that all amounts represented by Seller are to be used for working capital for Seller and that no Event of Default has occurred and is continuing. Each party to this Addendum warrants and represents to the other that it has full power and authority to enter in this Addendum and the transactions contemplated hereunder, and to perform all obligations hereunder and that this Addendum is valid, binding and enforceable against such party in accordance with its terms.
12.    Additional Covenants. In addition to the covenants set forth in the RPA, so loin), as any advance pursuant to this Addendum remains outstanding, Seller will:
(a)    Financial Reporting. Deliver the following to MBFG, in form and detail satisfactory to MBFG, which Seller warrants shall be accurate and complete in all material respects:
(i)    Monthly Financial Statements. No later than thirty (30) days after the end of each month, Seller’s balance sheet as of the end of such period, and Seller’s income statement for such period and for that portion of Seller’s financial reporting year ending with such period, prepared in accordance with GAAP and attested by a responsible financial officer of Seller as being complete and correct and fairly presenting Seller’s financial condition and the results of Seller’s operations.
(ii)    Other Monthly Reports. No later than five (5) days after the end of each month, an aging of Seller’s accounts receivable and accounts payable. No later than ten (10) days after the end of each month, copies of Seller’s most recent hank statements. No later than ten (10) days after the end of each month, a report certified by the chief executive officer or the chief financial officer of the Seller, describing in reasonable detail the gross sales actually billed and earned by Seller during the calendar month most recently ended.
(iii)    Year-End Financials; Tax Returns. No later than one hundred twenty (120) days after and as of such financial reporting year and for each financial reporting year thereafter a complete copy of Seller’s audit report, which shall include balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, prepared in accordance with GAAP and certified by an independent certified public accountant selected by Seller and satisfactory to MBFG. Such certification shall not be qualified or limited due to a restricted or limited examination of any material portion of Seller’s records or otherwise. No later than one hundred twenty 120) days after the end of each year and within 5 days of filing a complete copy or Seller’s federal income tax return and all supporting schedules and the complete federal income tax return of any guarantor of Seller’s obligations under the RPA.
(iv)    Other Information. Such other financial reports, budgets (as updated), sales projections, forecasts, reports operating plans, capitalization tables (as updated) and information relating to equity and debt financings consummated after the date of this Addendum (including post-closing capitalization table(s)) and other information as \IBFG may from time to time reasonably request.
(b)    Indebtedness. Not be indebted for borrowed money the deferred purchase price of property, or leases that would be capitalized in accordance with GAAP, or become liable as a surety guarantor accommodation party or otherwise for or upon the obligation of any other person except:
(i)    indebtedness incurred for the acquisition of supplies or inventory on normal trade credit, including furniture, fixtures and equipment;
(ii)    indebtedness of Seller under the RPA: and
(iii)    any other indebtedness of Seller (i) approved by MBFG; and (ii) where the holder’s right to payment of such indebtedness, the priority of any lien securing the same, and the rights of the holder thereof to enforce remedies against Seller following default have been made subordinate to the MBFG’s Liens and to the prior payment to MBFG of the Seller’s obligations to MBFG, either (A) pursuant to a written subordination agreement approved by MBFG in its sole but reasonable discretion or (B) on terms otherwise approved by MBFG in its sole, reasonable discretion (“Subordinated Debt”) (provided that Seller shall not repay, prepay, redeem or otherwise satisfy in any manner any Subordinated Debt, except in accordance with the terms of any subordination agreement among. Seller, MBFG and the holder(s) of such Subordinated Debt).
(c)    Liens. Not create, incur, assume or permit to exist any Lien, or grant any other person a negative pledge, on any of Seller’s property, except as approved in writing in advance by MBFG or in respect of leases of furniture fixtures or equipment.
(d)    Dividends. Not pay any dividends or purchase, redeem or otherwise acquire or make any other distribution with respect to any of Seller’s capital stock.
13.    Events of Default. In addition to those listed in the RPA the occurrence of any one of the following shall constitute an Event of Default under this Addendum: (i) Seller fails to pay or perform any of its obligations under this Addendum as and when due, (ii) there shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, any assignment for the benefit of creditors or appointment of a receiver or custodian for any of its assets, attachment, lien, garnishment is issued against Seller, or Seller is generally not paying its debtors as they become due, (iii) Seller delivers any document financial statement, schedule or report to MBFG that is false or incorrect in any material respect, or (iv) any representation or warranty made in this Addendum by Seller proves to have been false or misleading when made, or (v) the PO Facility limit is exceeded, or (vi) there is any outstanding balance On the PO Facility after termination of the PO Facility, or (vii) Seller is not in compliance with the I-Bank Milestone, or (viii) Seller is not in compliance with the IP Sale M Milestone.
14.    Cross-Default. A default by Seller in payment or performance in any obligation, howsoever arising, to MBFG shall be a default under each and every other obligation instrument document, note and agreement between Seller and MBFG.
15.    Remedies Upon Default. Upon the occurrence of any Event of Default without limiting any other remedies available to MBFG under law or equity, all obligations shall immediately become due and payable and MBFG 0) shall be entitled to all rights and remedies as are provided in this Addendum, the -RP.\ or under California law, and (ii) may proceed against Seller or any guarantor directly without any obligation to proceed against the Seller or any collateral. After the occurrence or an Event of Default, MI3FG may apply any payments to any of the credit facilities referenced herein, as it deems appropriate, despite any contrary instructions which it may have received.
16.    No Third Party Beneficiaries. This Addendum is made only for the benefit of Seller and MBFG and their successors and assigns and may not be relied upon by any other third party.
17.    Miscellaneous. This Addendum may only be amended in writing signed by MKG and Seller. This Addendum shall be governed by the laws of the state of California. Seller hereby irrevocably submits to the jurisdiction of any California State or Federal Court sitting in Contra Costa or Santa Clara Counties in any action of proceeding arising out of or relating to this Addendum, or any other agreements associated with this Advance Addendum. This Addendum may be executed in counterparts delivered by telefacsimile, all of which, when taken together, shall constitute one and the same original document. Headings to the Sections of this Addendum are for reference only and shall not be used for construing or interpreting the semis and conditions ‘et forth in this Addendum. DEBTOR HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT.
18.    Attorneys’ Fees. Seller shall pay to MBFG immediate upon demand or from Seller’s reserve account all reasonable fees and expenses of attorney and other professionals that MBFG incurs in enforcing this agreement or any other agreement executed in connection herewith, protecting or enforcing its interest in the collateral or foreclosing on the collateral.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.
Wave Systems, Corp.

a corporation
By

Name:    William M. Solms

Title:    President and CEO
Marble Bridge Funding Group, Inc.

a corporation
By:

Name:    Paul Candau

Title:    President and CEO

EXHIBIT A
Form of Warrant

ASSIGNMENT OF ACCOUNTS RECEIVABLE
Dated as of December 7, 2015, Wave Systems Corp. (“Assignor”) and Marble Bridge Funding Group, Inc. (“Assignee”), for value received, receipt of which is hereby acknowledged, hereby agree as follows:
1.    In accordance with Assignment of Claims Act of 1940, 31 U.S.C. 15 (the “Act”), and Uniform Commercial Code, the Assignor hereby transfers and assigns to Assignee, a financing institution, all of the Assignor’s right, title and interest in all amounts now due and to become due under the Assignor’s Invoices, Accounts Receivable and Purchase Orders (Contract”), with each such transfer and assignment being part of one integrated financing transaction.
2.    Power of Attorney. The Assignor hereby authorizes and directs any and all parties which owe money to Assignor to make all payments under such Contract directly to the Assignee at the address specified in Section 3 below by check or other order payable to the order of the Assignee, and constitutes and appoints the Assignee as its true and lawful attorney-in-fact, irrevocable, as a power coupled with an interest with full power of substitution, in its name or in the name of the assignor or otherwise, to ask, require, demand and receive any and all such moneys due or to become due under the contract, and to endorse the name of the Assignor to any checks, drafts or other orders for payment of money payable to the Assignor, and in the name of the Assignor or otherwise, to correct and sue for in any court for money due or to become due under such Contract or any part thereof, and to withdraw or settle any claims, suits or proceedings pertaining to or arising with respect to the Assignor.
3.    Authority for Payments. The Assignor hereby authorizes and directs the disbursing officer in such Accounts Receivable, or his successor, or any other department or officer of any company which owes money to Assignor to pay the Assignee, or to its successors or assigns, any moneys due or to become due under the Accounts Receivable to:
Wave Systems Corp.

Marble Bridge Funding Croup, Inc.

P.O. Box 8195

Walnut Creek, CA 94596

Attention: Operations
or should be wired to Wells Fargo Bank - San Francisco, CA. in accordance with the wire transfer instructions set forth below:
Wells Fargo Bank

San Francisco, CA 94104

ABA# 121000248

A/C# 4125502302

Attention: Marble Bridge Funding Group, Inc.
4.    Payment in trust. The Assignor agrees that, if any payment shall be made to the Assignor, it will receive and hold the same in trust for the Assignee and will forthwith, upon receipt, deliver the same to the Assignee in kind.
5.    Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of California.
6.    Counterparts. This Agreement may he executed in two or more counterparts (and by different parties in separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered by their respective duly authorized officers or agents as of the date first written above.
Wave Systems Corp.

a Delaware corporation

By:	_______________________________

Name:	William M. Solms

Title:	CEO

Address:	480 Pleasant Street

Lee, MA 01238

ATTEST:	Marble Bridge Funding Group, Inc. a corporation
By: _______________________________ Name: Cal McGinnis Title: Operations Analyst	By: _______________________________ Name: Paul Candau Title: President and CEO Address: 1440 Maria Lane, Suite 210 Walnut Creek, CA 94596

INTELLECTUAL PROPERTY SECURITY AGREEMENT
This INTELLECTUAL PROPERTY SECURITY AGREEMENT is entered into as of December 7, 2015 by and between MARBLE BRIDGE FUNDING GROUP, INC., a California corporation (“Lender”), and WAVE SYSTEMS CORP., a Delaware corporation (the “Grantor”).
RECITALS
Lender has agreed to make certain advances of money and to extend certain financial accommodations to Grantor in the amounts and manner set forth in that certain [Loan and Security Agreement] by and between Lender and Grantor dated on or about the date hereof and as amended from time to time (the “Loan Agreement”). Capitalized terms used herein have the meaning assigned in the Loan Agreement. Lender is willing to make the financial accommodations to Grantor, but only upon the condition, among others, that Grantor shall grant to Lender a security interest in all of Grantor’s right title, and interest in, to and under all of the Collateral whether presently existing or hereafter acquired, including all of its intellectual property.
NOW, THEREFORE, Grantor agrees as follows:
AGREEMENT
To secure performance of Grantor’s obligations under the Loan Agreement, Grantor grants to Lender a security interest in all of Grantor’s right, title and interest in Grantor’s intellectual property (including without limitation those copyrights, patents and trademarks listed on Exhibits A, B and C hereto), including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits). This security interest is granted in conjunction with the security interest granted to Lender under the Loan Agreement. Each right, power and remedy of Lender provided for herein shall not preclude the simultaneous or later exercise by Lender of any or all other rights, powers or remedies.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF,, the parties have caused this Intellectual Property Security Agreement to be duly executed as of the first date written above.

Address of Grantor: 480 Pleasant Street Lee, MA 01238	WAVE SYSTEMS CORP. By: _______________________________ Name: William Solms Title: President and CEO
Address of Lender: 1440 Maria Ln #2109 Walnut Creek, CA 94596	MARBLE BRIDGE FUNDING GROUP, INC. By: _______________________________ Name: Paul Candau Title: President and CEO

EXHIBIT A
Copyrights
lf None, check this box:

Title	Registration Number	Registration Date
Scrabmis Source Code	TXu00 1920265	2014-09-08
DititzatFTO	PRE000000057	2006-01-23

EXHIBIT B
Patents
lf-None, cheek this box:

Title	Application No./ Patent Number	Application Date/ Issue Date
Security systems and methods for social networking	13/295,686 / 9,047,489	June 2, 2015
Security systems and methods for encoding and decoding digital content	13/6.10,636 / 9,043,866	May 26, 201.5
Security systems and methods for encoding and decoding digital content	13/610,657 / 9,015,857	April 21, 2015
Public cryptographic control unit and system therefor	09/313,295 / 6,449,720	September 10, 2002
Secure communication system with cross linked cryptographic codes	08/488,624 / 5,671.283	September 23, 1997
Encrypted data package record for use in remote transaction metered data system	08/488,494 / 5,615,264	March 25, 1997
System method and apparatus for authenticating an encrypted signal	08/011,883 / 5,351,293	September 27, 1994
Device Identification Scoring	14/066870	March 26, 2015
Security Systems And Methods For Encoding And Decoding Digital Content	13/610657	May 16, 2013
Security Systems And .N4ethods For Encoding And Decoding Digital Content	13/610636	May 16, 2013
Security Systems and Methods for Social Networking	13/295686	May 16, 2013
System and method for providing a secure environment for performing conditional access functions for a set top box	11/342766	July 1.9, 2007
Methods and systems for promoting security in a computer system employing attached storage devices	7,036,020	April 25, 2006
Methods and systems for promoting security in a computer system employing attached storage devices	7,426,747	September 16, 2008
Method and system for user and group authentication with pseudoanonymity over a public network	09/906375	January 16, 2003
Method and system for secure communications over a communications network	10/223201	December 4, 2003
Method and system for electronically signing and processing digital documents	10/299511	April 24, 2003
Systems and methods for digital evidence preservation, privacy, and recovery	8,886,958	November 11, 2014
Method and system for conditional installation and execution of services in a secure computing, environment	09/855898	January 22, 2004
Cryptographic data security system and method	10/010995	July 4, 2002
System and method for managing trust between clients and servers	10/015201	August 8, 2002
Method and system for using a trusted disk drive and alternate master boot record for integrity services during the boot of a computing platform	11/966316	July 2, 2009
Methods and systems for measuring trustworthiness of a self protecting drive	13/046425	September 13, 2012

EXHIBIT C
Trademarks
If None, check this box:

Description	Serial Number	Registration Number	Filing Date / Registration Date
@@	85748806		October 9, 2012
EMBASSY	85797541	4350318	December 7, 2012
WAVE	85497396	4267014	December 16, 2011
SCRAMBLS	85480388	4203741	November 23, 2011
NETPASS	78027983		September 27, 2000*
ENVOY	77821664		September 8, 2009
SMARTSAFE	76448814	2763874	September 12, 2002
SMARTSIGNATURE	76448700	2736471	September 12, 2002*
SMARTSAFE	76156288		October 30, 2000*
SMARTSIGNATURE	76156224	2629140	October 30, 2000*
ENSURING THE INTEGRITY OF DIGITAL	76156204		October 30, 2000*
CONTRACTS SIGNONLINE	75765473	2753415	August, 27, 1.999*
CHARITYWAVE	75734709	2456184	June 23, 1999*
WAVEDIRECT	75718249		June 1,1999*
WAVEDIRECT	75716995	2411397	June 1,1999*
EMBASSY	75611526	2579157	December 23, 1998
EMBASSY	75611525	2386447	June 23, 1997*
CREDIT CHIP	75312749		June 23, 1997*
WAVE	75301059	2731459	June 2, 1997
CREDIT CHIP	75040645		January 5, 1996*
WAVENET	74478596	2012242	January .12, 1994*
DATAWAVE	74478595		January 12, 1994*
WAVEMETER	74478594	2030518	January 12, 1994*
*Indicates dead/cancelled/abandoned trademarks

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